Exhibit 99.1
Chart Industries Provides Second Quarter 2020 Update
Atlanta, Georgia – June 1, 2020 - Chart Industries, Inc. (NASDAQ: GTLS) a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, is providing a mid-second quarter business update, including:

•
Reportable April 2020 net cash provided by operating activities for continuing operations of $15.5 million and corresponding free cash flow after including capital expenditures of $12.6 million, driven by strong earnings, cash collections and supplier terms extensions

•	Completed five-year long-term agreement with major industrial gas customer for field service and repair

•	Signed an agreement with Risco Energy Solutions to provide LNG equipment to support the rapidly growing Indonesian gas-to-power infrastructure

•	Booked orders with 67 new customers in April and May

•	Executed on $11.9 million of additional cost reductions on May 29, 2020, bringing year-to-date total annualized cost reductions to $60.7 million

While the current economic situation continues to be challenging for our oil related product lines, we continue to see demand for our equipment and solutions related to the transition to clean energy infrastructure and our specialty markets. With over $60 million of cost reductions taken year-to-date, we continue to expect margin expansion throughout 2020 and strong free cash flow for the year, with debt paydown a priority. April 2020 free cash flow of $12.6 million was driven by strong earnings, cash collections and supplier terms extensions. In the past two months, we have achieved payment term extensions with 311 suppliers with an average payment term extension of 38 days (new payment terms for those suppliers average 89 days).
Through May 29, 2020, second quarter orders totaled approximately $135 million, with orders in-house that will be booked in the first days of June totaling an additional $14 million. In April and May, we received orders from 67 new customers, including 20 in China, where quarter to date orders and sales have exceeded our original 2020 plan.
Demand for oxygen related critical care products was strong in the month of April and first two weeks of May, while quoting activity for traditional industrial gas applications has increased in the second half of May as the hyper-focus on oxygen delivery has subsided to pre-COVID-19 levels. We continue to see consistent and strong quoting and order levels for fueling stations, repair and service, small-scale LNG infrastructure and specialty markets, including the receipt of a $2.3 million order for a European country’s Armed Forces.  We also expect to receive a small-scale terminal order in North America in June 2020.

E&C Cryogenics demand for quick turn refurbishment, repair and service-related product and services has increased over the past 8 weeks, with orders of $7.2 million associated with this type of work. Venture Global’s Calcasieu Pass big LNG project continues on schedule, and in May, we booked an additional $1 million order related to the project.
In addition to E&C Cryo, we continue to grow repair and service across our four segments, including hitting a major milestone today with the completion of a five-year long-term agreement with a major industrial gas customer for repair and service.
Areas that softened in the first two months of the second quarter 2020 include HLNG vehicle tanks, beverage tanks, and air-cooled heat exchangers. Air cooled heat exchanger orders quarter-to-date total $12.1 million while the fans business continues to book and ship consistent with first quarter levels. While beverage tank orders were soft for the first 6 weeks of the quarter, the past two weeks’ beverage activity has picked up with orders from customers such as Yum! Brands, Quik Trip, Broward Nelson, Nuco and Jimmy Johns. Key customers in our HLNG vehicle tank line returned to production in early May, approximately one month sooner than we had previously anticipated. We continue to expect a $15 to $20 million reduction to our expected 2020 HLNG vehicle tank revenue due to the shutdown. Government support of the transition to clean energy fuels is heightened, with India extending excise duties on diesel, and Germany is expected to extend the toll exemption for LNG heavy duty trucks on German highways in early June which will continue to incentivize companies to build infrastructure, including LNG fueling stations and additional over-the-road LNG trucks. As we previously announced, we received a letter of intent from Shell for 7 fueling stations in Germany, and in May 2020, received the first purchase order for 2 of the 7 stations plus a surprise four station order that has not yet been booked from another customer last Friday evening. Other regions, in particular in Southeast Asia, continue to address their need for power infrastructure. One such country is Indonesia, and early in the second quarter 2020, we signed an agreement with Risco Energy Solutions, a private investment company, to provide LNG equipment such as Storage Tanks, ISO containers, Trailers, Mobile Equipment, and Fueling Stations, to support the rapidly growing Indonesian gas-to-power infrastructure needs. Risco is an active gas infrastructure provider to PT Perta Gas Niaga, a subsidiary of the Pertamina Group.
Given the weak demand for air-cooled heat exchangers and the continued optimization of our cost structure, we took further reductions on May 29, 2020. The total cost reductions taken last Friday equaled $11.9 million in annualized cost savings, bringing the year-to-date total to $60.7 million of annualized cost savings. Of the $60.7 million, approximately $51 million are structural changes that can be maintained at volume levels above $1.6 billion.

YTD 2020 Through May 29, 2020
$M	Annualized Savings	2020 Savings	Severance Cost
D&S West	6.9	4.8	1.1
D&S East	4.4	2.8	2.2
E&C Cryo	12.1	8.4	0.9
E&C FinFans	31.5	23.2	3.4
Corp & Comml	5.8	4.0	1.6
Total	60.7	43.2	9.2

“April earnings per share and adjusted earnings per share after adding back severance costs were very strong, as our non-energy related businesses have continued to perform,” stated Jill Evanko, Chart Industries President and CEO. “While the pandemic has altered 2020 for everyone, we are focused on shaping our business to deliver good results in 2020 and position Chart to take advantage of the strong fundamentals of the clean energy transition.”
FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding annualized cost savings and other cost synergies and efficiency savings, objectives, future orders and status of existing orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.
Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; it’s ability to achieve expected annualized savings and margin expansion from recent cost reduction initiatives; risks relating to the recent outbreak of the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form

10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

This presentation contains non-GAAP financial information, including free cash flow. For additional information regarding the Company’s use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), please see the reconciliation page at the end of this news release.

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403
jillian.evanko@chartindustries.com

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas. Our unique product portfolio is used throughout the liquid gas supply chain in the production, storage, distribution and end-use of atmospheric, hydrocarbon, and industrial gases. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. To learn more, visit www.Chartindustries.com.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

One month ended
April 30, 2020
Net cash provided by operating activities from continuing operations	$15.5
Capital expenditures from continuing operations	(2.9)
Free cash flow (non-GAAP)	$12.6
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

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